Exhibit 10.13

LICENSE AGREEMENT

This Agreement is made and entered into as of the 13th day of February 2002, by and between the UNIVERSITY OF PITTSBURGH - OF THE COMMONWEALTH SYSTEM OF HIGHER EDUCATION, a non- profit corporation, organized and existing under the laws of the Commonwealth of Pennsylvania, having its principal office at 4200 Fifth Avenue, Pittsburgh, Pennsylvania 15260 (UNIVERSITY), and MEDQUEST PRODUCTS, INC having its principal office at 825 North 300 West, Suite NE 107, Salt Lake City, UT 84103 (LICENSEE),

WHEREAS, UNIVERSITY, Magnetic Moments, LLC (“MM”) and the National Aeronautics and Space Administration (“NASA” are the owners of certain PATENT RIGHTS, entitled “Magnetically Suspended Miniature Fluid Pump and Method of Making the Same” developed by Dr. James F. Antaki and Gregory Burgreen of the UNIVERSITY faculty, Bradley Paden of MM and Nelson Groom of NASA, and the UNIVERSITY has the right to grant licenses under such PATENT RIGHTS;

WHEREAS, UNIVERSITY and NASA have entered into an Agreement Concerning Licensing of the Jointly Owned Invention “Magnetically Suspended Miniature Fluid Pump and Method of Making the Same,” dated July 20, 1998 (“NASA Agreement”), pursuant to which NASA granted UNIVERSITY the right to negotiate licenses to the PATENT RIGHTS on NASA’s behalf, subject to certain conditions;

WHEREAS, UNIVERSITY and Bradley Paden and MM have entered into an Agreement dated April 24, 1998, assigning all of Bradley Paden’s and MM’s interest in the PATENT RIGHTS to UNIVERSITY;

WHEREAS, UNIVERSITY has a non-exclusive license to certain technology, entitled “Speed Control System for Implanted Blood Pumps,” US. Patent No. 5,888,242 (filed November 1, 1996), and US. Patent No. 6,066,086 Speed control system for implanted blood pumps (filed March 4, 1998), including the right to sublicense such technology (“LICENSE RIGHTS”), as more fully described below;

WHEREAS, UNIVERSITY desires to have the PATENT RIGHTS and LICENSE RIGHTS (collectively “TECHNOLOGY”) utilized in the public interest;

WHEREAS, LICENSEE or its principals are experienced in the development, production, manufacture, marketing and sale of PRODUCTS as defined below, and/or the use of technology similar to the TECHNOLOGY and that LICENSEE shall commit itself to a thorough, vigorous and diligent program of exploiting the TECHNOLOGY primarily through the development and commercialization of PRODUCTS so that public utilization results therefrom;

WHEREAS, LICENSEE has obtained other licenses and has entered into agreements, such agreements being separate and distinct from this agreement, which give it exclusive ownership of, claims on, and/or rights to license related technology from other third parties, including LICENSEE’S AFFILIATES as defined below, including those that have had or continue to have separate relationships and agreements with the UNIVERSITY;

and

WHEREAS, LICENSEE desires to obtain a license to the TECHNOLOGY upon the terms and conditions hereinafter set forth.

ARTICLE 1 - DEFINITIONS

For purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1           AFFILIATE shall mean, with respect to UNIVERSITY, any clinical or research entity in Pittsburgh which is operated or managed as a facility under the UPMC Health System, whether or not owned by UNIVERSITY.

1.2           LICENSEE shall mean MEDQUEST PRODUCTS, INC. and all entities at least fifty percent (50%) owned or controlled by MEDQUEST PRODUCTS, INC.

1.3           AFFILIATE shall mean, with respect to LICENSEE, any third party that is directly or indirectly under the control of MedQuest, that is under common control with MedQuest, or that controls MedQuest. As used herein, the term “control” shall mean possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise, and the term “entity” shall include without limitation an individual, corporation, or other organization.

1.4           LICENSE RIGHTS shall mean the technology entitled “Speed Control System for Implanted Blood Pumps,” U.S. Patent No. 5,888,242 (filed November 1, 1996), and U.S. Patent No. 6,066,086 Speed control system for implanted blood pumps (filed March 4, 1998) that are the subject of the Assignment of PATENT LICENSE AGREEMENT between UNIVERSITY and Argonaut Medical, Inc., dated August 20, 1998, plus any divisionals, continuations, continuations-in-part, re-examinations, re-issues, renewals or extensions of these patents.

1.5           PATENT RIGHTS shall mean UNIVERSITY intellectual property described below:

(a)           The United States and foreign patents and/or patent applications listed in Exhibit A;

(b)           United States and foreign patents issued from the applications listed in Exhibit A and from divisionals, continuations, continuations-in-part, re-examinations, re-Issues, renewals or extensions of these applications issued from such applications;

(c)           Claims of U.S. and foreign continuation-in-part applications, and of the resulting patents, which are directed to subject matter specifically described in the U.S. and foreign applications listed in Exhibit A; and

(d)           Claims of all foreign patent applications, and of the resulting patents, which are directed to subject matter specifically described in the United States patents and/or patent applications described in (a), (b) or (c) above

1.6           PRODUCT OR PRODUCTS shall mean an implantable blood pump using rotation means to pump blood and its supporting components.

1.7           NET SALES shall mean LICENSEE’s and any sublicensee’s invoice price for products or processes included in TECHNOLOGY and produced hereunder less the sum of the following:

(a)           Actual cost of freight charges or freight absorption, separately stated in such invoice;

(b)           Actual trade, quantity or cash discounts allowed, if any;

(c)           Sales taxes, tariff duties, excise taxes, and/or use taxes separately stated on each invoice;

(d)           Allowances, credits, and write-offs for rejections or returns.

1.8           FIELD shall mean implantable blood pumps.

ARTICLE 2 - GRANT

2.1           UNIVERSITY hereby grants to LICENSEE, to the extent it may lawfully do so, the right and worldwide exclusive license to make, have made, use, sell, offer for sale or import PRODUCTS in the FIELD under the PATENT RIGHTS to the end of the term for which the PATENT RIGHTS are granted, and the worldwide nonexclusive sublicense to make, have made, use, sell, offer for sale or import PRODUCTS under the LICENSE RIGHTS, to the end of the term for which the LICENSE RIGHTS are granted, in each case unless this Agreement is terminated sooner as provided herein. The license granted hereby is subject to the rights of the United States government, if any, as set forth in 35 U.S.C. Section 200, et seq.

2.2           Rights to AFFILIATES. The rights licensed to LICENSEE hereunder shall extend to its AFFILIATES designated in writing by LICENSEE, provided each such AFFILIATE agrees in writing to be bound by the terms and conditions of this Agreement except that AFFILIATE will only have any right to make and/or sell the TECHNOLOGY to serve the development and commercialization milestones of MedQuest, which right can be withdrawn by MedQuest. MedQuest agrees to be fully responsible for the performance of such authorized AFFILIATES hereunder.

2.3           UNIVERSITY shall not grant any other license to the PATENT and/or LICENSE RIGHTS.

2.4           UNIVERSITY and NASA reserve the royalty-free, non-exclusive right to practice under the PATENT RIGHTS and to use the TECHNOLOGY for their own non-commercial education and research purposes. UNIVERSITY reserves the royalty-free, non-exclusive right to practice under the LICENSE RIGHTS for its own non-commercial education and research purposes.

2.5           The license granted hereunder shall not be construed to confer any rights upon LICENSEE by implication, estoppel or otherwise as to any technology not specifically set forth in Exhibit A hereof.

2.6           Sublicensing. LICENSEE shall have the exclusive right under PATENT RIGHTS and the nonexclusive right under LICENSE RIGHTS to grant sublicenses to third parties other than AFFILIATES (“Sublicensees”) in its discretion. Any such sublicenses shall incorporate all of the terms and conditions of this Agreement. Termination of this Agreement or the License shall act to terminate any such sublicenses; except that any Sublicensee whose sublicense is in good standing with MedQuest may elect to maintain its sublicense by advising UNIVERSITY, within sixty (60) days of such Sublicensee’s receipt of written notice from LICENSEE or UNIVERSITY of such termination, of its election and agreement to assume with respect to UNIVERSITY all the obligations contained in its sublicense with LICENSEE.

ARTICLE 3 - DUE DILIGENCE

3.1           LICENSEE shall use its best efforts to bring PRODUCTS to market through a thorough, vigorous and diligent program for exploitation of the PATENT RIGHTS and LICENSE RIGHTS throughout the pendency of this Agreement.

3.2           In addition, LICENSEE shall adhere to each of the following milestones:

(a)           Finalization of first PRODUCT design by no later than December 31,2003;

(b)           Commence a human clinical trial with first PRODUCT by no later than December 31, 2004;

(c)           Obtain regulatory approval for commercial sale of first PRODUCT by no later than December 31, 2006.

3.3           LICENSEE’s failure to perform in accordance with Section 3.1 or to fulfill on a timely basis any one of the milestones set forth in Section 3.2 hereof shall be grounds for UNIVERSITY to terminate this Agreement, pursuant to Article 11, and upon termination all rights and interest to the TECHNOLOGY, PATENT RIGHTS, and LICENSE RIGHTS shall revert to UNIVERSITY.

ARTICLE 4 - ROYALTIES AND OTHER LICENSE CONSIDERATION

4.1           In consideration of the rights, privileges and license granted by UNIVERSITY hereunder, LICENSEE shall pay royalties and other monetary consideration as follows:

(a)           Initial license fees, non-refundable and non-creditable against royalties, of Fifty Thousand Dollars ($50,000) due as follows:

(i)            $10,000 immediately upon execution of this Agreement;

(ii)           $20,000 on or before June 1, 2002; and

(iii)          $20,000 on or before December 1, 2002.

(b)           Royalties in an amount equal to one-tenth of one percent (0.1%) of NET SALES of PRODUCTS utilizing or incorporating TECHNOLOGY, payable per calendar quarter; and

(c)           Annual maintenance fees, non-refundable and non-creditable against royalties, will paid as follows:

(i)            $15,000 on or before May 1,2003;

(ii)           $20,000 on or before May 1, 2004;

(iii)          $40,000 on or before May 1,2005;

(iv)          $50,000 on or before May 1, 2006; and

(v)           $75,000 on or before May 1, 2007, and annually thereafter, until gross sales of PRODUCTS utilizing or incorporating TECHNOLOGY during the preceding twelve (12) month period is greater than Five Hundred Thousand Dollars ($500,000).

4.2           Ninety percent (90%) of all payments due hereunder shall be paid to UNIVERSITY in United States dollars and ten percent (10%) of such royalty payments shall be paid to NASA, to the extent NASA has rights in the TECHNOLOGY, and directed to the addresses set forth in Section 12 hereof. Royalty payments, pursuant to Section 4.1(b), shall be paid within thirty (30) days after each March 31, June 30, September 30 and December 31. The maintenance payments, pursuant to Section 4.1(c) above, shall be paid in like manner by the respective dates set forth in Section 4.1(c) above.

4.3           Payments pursuant to this Agreement, which are overdue shall bear interest calculated from the due date until payment is received at the rate of eight percent (8%) per annum.

4.4           Licensee shall sell PRODUCTS and/or process resulting from TECHNOLOGY to UNIVERSITY and is AFFILIATES upon request at such price(s) and on such terms and conditions as such PRODUCTS and/or proceses are made available to LICENSEE’s most favored customer.

ARTICLE 5 – REPORTS

5.1           Within (3) days after each march 31, June 30, September 30 and December 31 of each year during the term of this agreement and starting with the calendar year in which NET SALES first occur, LICENSEE shall deliver to UNIVERSITY and to NASA true, accurate and detailed reports of the following information in a form acceptable to UNIVERSITY:

(a)           Number of PRODUCTS utilizing or incorporating TECHNOLOGY manufactured and sold by LICENSEE and all sublicensees;

(b)           Total billings for all such products;

(c)           Accounting for all TECHNOLOGY processes used or sold by LICENSEE and all sublicensees;

(d)           Deductions set forth in Section 1.5;

(e)           Total royalties due; and

(f)            Name and addresses of sublicensees.

5.2           If no royalties shall be due hereunder once NET SALES occur, LICENSEE shall so advise UNIVERSITY and NASA in writing within thirty (30) days after the end of any calendar quarter for which no royalties are due

5.3           LICENSEE shall keep full, true and accurate books of account, in accordance with generally accepted accounting principles, containing all information that may be necessary for the purpose of showing the amounts payable to UNIVERSITY and NASA hereunder. Such books of account shall be kept at LICENSEE’s principal place of business.

Such books and the supporting data related thereto shall be open from time to time, at reasonable intervals, during normal business hours, and upon reasonable notice for three (3) years following the end of the calendar year to which they pertain to inspection by tile UNIVERSITY or its agents for tile purpose of verifying LICENSEE’s royalty statement or compliance in other respects with this Agreement. The fees and expenses of UNIVERSITY’s representatives shall be borne by UNIVERSITY; however, if an error of more than five percent (5%) of the total payments due or owing for any year is discovered then LICENSEE shall bear the fees and expenses of UNIVERSITY’s representatives.

ARTICLE 6 - PATENT PROSECUTION

6.1           UNIVERSITY has or shall apply for, seek prompt issuance of and maintain during the term of this Agreement the PATENT RIGHTS in the United States and in such foreign countries as may be designated by LICENSEE in a written notice to UNIVERSITY within a reasonable time in advance of the required foreign filing dates. LICENSEE shall have the opportunity to advise and cooperate with UNIVERSITY in the prosecution, filing and maintenance of such patents.

6.2           All fees and costs, including attorneys’ fees, relating to the filing, prosecution and maintenance of the PATENT RIGHTS incurred prior to the date of this Agreement shall be the responsibility of LICENSEE. LICENSEE shall reimburse the UNIVERSITY for these costs as follows:

(a)           $5,000 immediately upon execution of this Agreement;

(b)           $30,000 on or before June 1, 2002;

(c)           $30,000 on or before December 1,2002;

(d)           $30,000 on or before May 1,2003;

(e)           $30,000 on or before November 1,2003; and

(f)            $7,387 on or before May 1, 2004.

6.3           All fees and costs incurred after the date of this Agreement, including attorneys’ fees, relating to the filing, prosecution and maintenance of the PATENT RIGHTS shall be the responsibility of LICENSEE. Prior approval of LICENSEE must be obtained prior to UNIVERSITY incurring fees to be paid by LICENSEE. UNIVERSITY shall consult with LICENSEE in the selection of patent counsel for performing such prosecution and maintenance. Approved fees and costs incurred after the date of this Agreement shall be paid by LICENSEE within thirty (30) days after receipt of UNIVERSITY’s invoice. Payments pursuant to Sections 6.2 and 6.3 are nonrefundable and non-creditable against royalties.

6.4           The UNIVERSITY Office of Technology Management warrants that it has no knowledge of any pending litigation related to the PATENT RIGHTS or LICENSE RIGHTS.

ARTICLE 7 - INFRINGEMENT ACTIONS

7.1           LICENSEE shall inform UNIVERSITY promptly in writing of any alleged infringement of the PATENT RIGHTS by a third party and of any available evidence thereof.

7.2           During the term of this Agreement, LICENSEE shall have the right, but shall not be obligated, to prosecute at its own expense all infringements of the PATENT RIGHTS if LICENSEE has notified UNIVERSITY in writing of its intent to prosecute; provided, however, that such right to bring such an infringement action shall remain in effect only for so long as the license granted herein remains exclusive. In furtherance of such right, UNIVERSITY hereby agrees that LICENSEE may include UNIVERSITY as a party plaintiff in any such suit, without expense to UNIVERSITY. The total cost of any such infringement action commenced or defended solely by LICENSEE shall be borne by LICENSEE and UNIVERSITY shall receive a percentage of any recovery or damages for past infringement derived therefrom which is equal to the percentage royalty due UNIVERSITY under Article 4. LICENSEE shall indemnify UNIVERSITY against any order for costs that may be made against UNIVERSITY in such proceedings.

7.3           If within six (6) months after having been notified of any alleged infringement, LICENSEE shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if LICENSEE shall notify UNIVERSITY at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events only, UNIVERSITY shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the PATENT RIGHTS, and UNIVERSITY may, for such purposes, use the name of LICENSEE as party plaintiff. UNIVERSITY shall bear all costs and expenses of any such suit. In any settlement or other conclusion, by litigation or otherwise, UNIVERSITY shall keep any recovery or damages for past infringement derived therefrom.

7.4           In the event that a declaratory judgment action alleging invalidity or infringement of any of the PATENT RIGHTS shall be brought against UNIVERSITY, LICENSEE, at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and take over the sole defense of the action at its own expense.

7.5           In any infringement suit either party may institute to enforce the PATENT RIGHTS pursuant to this Agreement, the other party shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

ARTICLE 8 - INDEMNIFICATION/INSURANCE/LIMITATION OF LIABILITY

8.1           LICENSEE shall at all times during the term of this Agreement and thereafter indemnify, defend and hold UNIVERSITY, its trustees, officers, employees and AFFILIATES and shall indemnify but not defend NASA harmless against all claims and expenses, including legal expenses and reasonable attorneys’ fees, arising out of the death of or injury to any person or persons or out of any damage to property or the environment, and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the TECHNOLOGY or arising from any obligation of LICENSEE hereunder. LICENSEE shall at all times during the term of this Agreement and thereafter indemnify and hold the U.S. Government and its officers, agents, and employees harmless against all claims and expenses, including costs and reasonable attorneys’ fees, arising out of the death of or injury to any person or persons or out of any damage to property or the environment, and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the TECHNOLOGY or arising from any obligation of LICENSEE hereunder.

8.2           LICENSEE shall obtain and carry in full force and effect liability insurance which shall protect LICENSEE in regard to events covered by Section 8.1 above, as provided below:

COVERAGE	LIMITS

a. Workers’ Compensation	Statutory

b. Employer’s Liability	$100,000

8.3           LICENSEE shall obtain and carry in f1111 force and effect liability insurance which shall protect both LICENSEE and UNIVERSITY in regard to events covered by Section 8.1 above, as provided below:

COVERAGE	LIMITS

a. Commercial General Liability, including, but not limited to, Contractual, Fire Legal, and Bodily Injury	$1,000,000 Combined Single Limits for Bodily Injury and Property Damage

b. Umbrella and Products Liability	$3,000,000*

*LICENSEE shall not be required to purchase this insurance until it commences its first clinical trial.

The University of Pittsburgh is to be named as an additional insured with respect to insurance policies identified in Sections 8.3(a) and 8.3(b) above.

Certificates of insurance evidencing the coverage required above shall be filed with the University’s Office of Risk Management, 1817 Cathedral of Learning, Pittsburgh, P A 15260, no later than fifteen (15) days after execution of this Agreement and annually thereafter. Such certificates shall provide that the insurer will give the University not less than thirty (30) days advance written notice of any material changes in or cancellation of coverage.

8.4           EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, UNIVERSITY AND NASA MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION OR WARRANTY GIVEN BY UNIVERSITY AND NASA THAT THE PRACTICE BY LICENSEE OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY.

ARTICLE 9 - ASSIGNMENT

9.1           This Agreement is not assignable without the prior written consent of UNIVERSITY and LICENSEE, and any attempt to do so shall be null and void.

ARTICLE 10 - ARBITRATION

10.1         Except as to issues relating to the validity, enforceability or final determination of infringement of any patent contained in the PATENT RIGHTS or LICENSE RIGHTS licensed hereunder, any and all claims, disputes or controversies arising under, out of, or in connection with this License Agreement, which have not been resolved in good faith negotiations between the parties, shall be resolved by a board of three (3) arbitrators in Pittsburgh, Pennsylvania, in accordance with the rules, then in effect, of the American Arbitration Association. Such independent board shall be composed of three (3) panelists of sufficient education, scientific experience and national reputation to address such issues. The board shall be composed of one arbitrator selected by UNIVERSITY, one selected by LICENSEE and one selected by LICENSEE and UNIVERSITY. If LICENSEE and UNIVERSITY cannot agree upon the third arbitrator within fourteen (14) days after the notice of arbitration, the third arbitrator shall be selected by the American Arbitration Association in accordance with its rules. The decision of such panel shall be final and binding upon the parties and enforceable in any court of competent jurisdiction.

ARTICLE 11- TERMINATION

11.1         UNIVERSITY shall have the right to terminate this Agreement if:

(a)           LICENSEE shall default in the performance of any of the obligations herein contained and such default has not been cured within sixty (60) days after receiving written notice thereof from UNIVERSITY; or

(b)           LICENSEE shall cease to carry out its business, become bankrupt or insolvent, apply for or consent to the appointment of a trustee, receiver or liquidator of its assets or seek relief under any law for the aid of debtors.

11.2         LICENSEE may terminate this Agreement upon SIX (6) months prior written notice to UNIVERSITY and upon payment of all amounts due UNIVERSITY through the effective date of termination.

11.3         Upon termination of this Agreement, neither party shall be released from any obligation that matured prior to the effective date of such termination. LICENSEE and any sublicensee may, however, after the effective date of such termination, sell all products under the TECHNOLOGY which LICENSEE produced prior to the effective date of such termination, provided that LICENSEE shall pay to UNIVERSITY and NASA the royalties thereon as required by Article 4 hereof and submit the reports required by Article 5 hereof.

ARTICLE 12 - NOTICES

12.1         Any notice or communication pursuant to this Agreement shall be sufficiently made or given if sent by certified or registered mail, postage prepaid, or by overnight courier, with proof of delivery by receipt, addressed to the address below or as either party shall designate by written notice to the other party.

In the case of UNIVERSITY:

Director

Office of Technology Management

University of Pittsburgh

200 Gardner Steel Conference Center

Thackeray & O’Hara Streets

Pittsburgh, PA 15260

In the case of LICENSEE:

Mr. Pratap Khanwilkar,

President and Chairman

Medquest Products, Inc.

North 300 West, Suite NE 107

Salt Lake City, UT 84103

In the case of NASA:

Patent Counsel Office

NASA Langley Research Center

Mail Stop 212

Hampton, VA 23681

ARTICLE 13 - AMENDMENT, MODIFICATION

13.1         This Agreement may not be amended or modified except by the execution of a written instrument signed by the parties hereto.

ARTICLE 14 - MISCELLANEOUS

14.1         The parties acknowledge that this Agreement sets forth the entire understanding and intentions of the parties hereto as to the subject matter hereof and supersedes all previous understandings between the parties, written or oral, regarding such subject matter.

14.2         Nothing contained in this Agreement shall be construed as conferring upon either party any right to use in advertising, publicity or other promotional activities any name, trade name, trademark, or other designation of the other party, including any contraction, abbreviation, or simulation of any of the foregoing. Without the express written approval of the other party, neither party shall use any designation of the other party in any promotional activity associated with this Agreement or the TECHNOLOGY. Neither party shall issue any press release or make any public statement in regard to this Agreement without the prior written approval of the other party. LICENSEE may state in its fund-raising documents, including business plans and related presentations, that it is licensed by UNIVERSITY under one or more of the patents and/or applications comprising the TECHNOLOGY, and LICENSEE may disclose to its potential funders and legal counsel, this Agreement and its relevant terms as requested or desired by such entities.

14.3         If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable, the remaining provisions shall not in any way be affected or impaired thereby. In the event any provision is held illegal or unenforceable, the parties shall use reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as is practical, implements purposes of the provision held invalid, illegal or unenforceable.

14.4         Failure at any time to require performance of any of the provisions herein shall not waive or diminish a party’s right thereafter to demand compliance therewith or with any other provision. Waiver of any default shall not waive any other default. A party shall not be deemed to have waived any rights hereunder unless such waiver is in writing and signed by a duly authorized officer of the party making such waiver.

14.5         LICENSEE acknowledges that UNIVERSITY is free to publish the results of the research activities of its faculty, staff and students, even though such publication may involve the PATENT RIGHTS or LICENSE RIGHTS. UNIVERSITY agrees to submit to LICENSEE any proposed publication or presentation regarding the subject matter specifically described in the PATENT RIGHTS for prior review by LICENSEE at least sixty (60) days before its submittal for publication or its presentation. LICENSEE may, within thirty (30) days after receipt of such proposed publication, request that such proposed publication be delayed not more than ninety (90) days in order to allow for protection of intellectual property rights.

IN WITNESS WHEREOF, the parties have set their hands and seals as of the date set forth on the first page hereof.

UNIVERSITY OF PITTSBURGH - OF THE COMMONWEALTH SYSTEM OF HIGHER EDUCATION

By	“Jerome Cochran”
Jerome Cochran
Executive Vice Chancellor

MEDQUEST PRODUCTS, INC.

By	“Pratap Khanwilkar”
Pratap Khanwilkar
President

EXHIBIT A TO LICENSE AGREEMENT BETWEEN

MEDQUEST PRODUCTS, INC.

AND UNIVERSITY OF PITTSBURGH

Patent Rights

1.             Magnetically Suspended Fluid Pump and Method of Making Same. U.S. Patent No. 6,015,272 issued January 18, 2001.

2.             Magnetically Suspended Miniature Fluid Pump and Method of Designing Same. U.S. Patent Application no. 09/398,878 filed September 20, 1999. Allowed. Issue fee paid.

3.             An Improved Blood Pump Having a Magnetically Suspended Rotor. U.S. Patent Application No. 60/142,354 filed July 1, 1999.

4.             Blood Pump Having a Magnetically Suspended Rotor. U. S. Patent No. 6,244,835 issued June 25, 2001.

5.             Blood Pump Having a Magnetically Suspend Rotor. U.S. Patent Application 09/841,223 filed April 24, 2001.

6.             Patent Cooperation Treaty and Foreign Filings corresponding to Items 1 through 5 above.

License Rights

1.             “Speed Control System for Implanted Blood Pumps,” U.S. Patent No. 5,888,242 (filed November 1, 1996)

2.             U.S. Patent No. 6,066,086 Speed control system for implanted blood pumps (filed March 4, 1998),

Lead Time Pmis For Pump Build

		QTY/Pump	QTY needed	In Stock	On Order	Place Order	Est. Delivery
8800-0003	ALIGNMENT PIN	2	16	100
8800-7000	SCREW, SOCKET HD CAP (#2-56 X 3/16”, 6AL-4V TITANIUM)	26	208	150	150		27-Feb
0807-0025	BACK COVER	1	8	18
8800-0001	O-RING, BACK COVER OUTER	1	8	50
0807-0006	SKEWER ADJUSTMENT SCREW	1	8	17
0807-0026	UPPER HOUSING	1	8	5	3		24-Feb
0807 -0028-01	PORT ALIGNMENT CLAMP RING (GOLD)	1	8	12
0807-0028-02	PORT ALIGNMENT CLAMP RING (BLUE)	1	8	12
8800-0015-02	BELLEVILLE WASHER	4	32	55
0700-0302	SENSOR BOARD, DUAL COIL, PCB ASSEMBLY	1	8	8
1700-0301	SENSOR COIL TERIMINATION, PCB	1	8	8
0807-0012	SENSOR BOBBIN	1	8	9
6700-0002-05	WIRE, COPPER :MAGNET (38 A WG)
0807-0003	SKEWER	1	8	9
2550-0001	SKEWER RADIAL PM RING	4	32	30	17		13-Mar
0807-0029	SKEWER PM STACK CLAMP RING	1	8	12
0807-0007	INLET COVER	1	8	4		8	1 a-Mar
0807-0027	INLET CAP	1	8	5			24-Feb
8800-0017	O-RING, .414 ID X .077 W	1	8	8
0807-0014	LOWER HOUSING	1	8	5	3		24-Feb
0807-0004	UNIBODY	1	8	0	10		1 a-Mar
2550-0005	STATOR MOMENT PM RING	2	16	71
0807-0005	LOWER VOICE COIL SPACER	1	8	7		10	1 a-Mar
6700-0002-03	WIRE, COPPER MAGNET (28 A WG)
6700-0002-01	WIRE, COPPER MAGNET (25 A WG)
6700-0002-02	WIRE, COPPER MAGNET (26 A WG)
0807-0008	ROTOR SHELL	1	8	0	8		24-Feb
0807-0009	IMPELLER HUB	1	8	13
0807-0013	MOTOR RETURN IRON	1	8	5	5		10-Mar
2550-0003	MOTOR PM SEGMENT	12	96	145
0807-0002	VOICE COIL IRON WEDGE	1	8	8
2550-0004	ROTOR MOMENT PM RING	2	16	22
2550-0002	ROTOR RADIAL PM RING	4	32	73
0807-0075	PERC CABLE HOUSING	1	8	9

0807-0074	PERC CABLE RETAINER	1	8	8
6700-0001	PERCUTANEOUS CABLE
0807-0073	PERC CABLE HOUSING SEAL	1	8
0807-0072	PERC CABLE BEND RELIEF	1	8	8
0807-0071	PERC CABLE CRIMP SLEEVE	1	8	27
2185-0019	CONNECTOR,/INLINESTRAIGHTPLUG
1700-0303	MOTOR COIL BOARD, PCB	1	8	8
0807-0087	MOTOR COIL	9	72	90